Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

TCP Capital Corp.

We have audited the accompanying consolidated statements of assets and liabilities of TCP Capital Corp. (formerly Special Value Continuation Fund, LLC) (the Company), including the consolidated statements of investments, as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2012, and the consolidated financial highlights for the year ended December 31, 2012, and have issued our report thereon dated March 7, 2013 (incorporated by reference in the Registration Statement, dated November 1, 2013). Our audits also included the senior securities table listed elsewhere in the Registration Statement, dated November 1, 2013. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California
March 22, 2013